Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2015, relating to the financial statements of La Quinta Holdings Inc. and subsidiaries appearing in the Annual Report on Form 10-K of La Quinta Holdings Inc. for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

Dallas, Texas

May 15, 2015